Exhibit 99

FOR IMMEDIATE RELEASE

October 28, 2015

THE EASTERN COMPANY REPORTS RESULTS
FOR THE THIRD QUARTER AND NINE MONTHS OF 2015

Naugatuck, CT–The Eastern Company (NASDAQ-EML) today announced the results of its operations for the third quarter and nine months of 2015.  Sales for the quarter were $36.2 million, compared to $35.8 million for the same period in 2014.  Net income for the third quarter was $2.5 million or $0.41 per diluted share, compared to the $2.4 million or $0.39 per diluted share, reported in the third quarter of 2014.

Net sales for the nine months of 2015 were $110.2 million compared to $106.4 million for the first nine months of 2014, a 4% increase. For the nine month period ended October 3, 2015 net income was $4.0 million or $0.64 per diluted share, compared to $5.6 million or $0.90 per diluted share for the same period in 2014.

Leonard F. Leganza, Chairman, President and CEO, stated, “The Industrial Hardware Segment experienced sales growth of 9% and 5%, respectively, in the third quarter and nine months of 2015 compared to the same periods in 2014. The sales growth in the third quarter and nine months reflect a combination of increased sales from our new composite panel production facility located in North Carolina where the company manufactures sleeper cabs for Western Star’s new Class 8 truck 6900 series, also a surge in military aftermarket orders to equip “up armored” Humvees which are being retrofitted for lighter duty operations. In addition, the Company experienced an increase in sales of our paddle rotary latches and hinges for the Class 5 and 6 light service body vehicles and increased sales of latching hardware for new model vehicles for the recreational sports market.  We anticipate that this broad trend of markets growth will continue through the fourth quarter.”

Mr. Leganza, continued, “Sales in the Security Products Segment for the third quarter and nine months were up 9% and 15% respectively. Sales of our electronic payment solution products are increasing as demand in both domestic and foreign markets are beginning to gain more momentum. Sales and earnings of the segment were also impacted favorably as a result of including the operating results from the acquisition of Argo Transdata in December 2014. That acquisition has been fully integrated and is accretive to our earnings. Sales were adversely affected by the sharp decline in our Metal Product Segment of 25% and 16%, respectively, for the third quarter and nine months of 2015 compared to the same periods in 2014. Softness in the coal mining industry continued to dampen our operating results of our Metal Product Segment in this year's third quarter and the nine months. In addition, lower oil and gas prices coupled with excessive coal inventories, have also sharply reduced demand for coal and our mining products in the U.S. We expect this market to remain soft throughout 2016. To counteract the decline in the U.S. mining industry we are working on new mining products which are currently being tested in Europe and Latin America to further expand our international mining presence. In addition to mining products we are very enthusiastic about the large number of active projects we are currently working on for the contract casting portion of our business. Our expertise in pouring both ductile and malleable iron, together with our many improved operating efficiencies, has increased our opportunities to expand our business in this $6 billion dollar casting market”.

Mr. Leganza added, “Net income in the third quarter of 2015 was also affected favorably as the result of lower commodity prices as world metal prices continued to fall. However, earnings for the first nine months of 2015 were significantly lower due to the one-time expenses incurred during a proxy contest in the first half of the year. The proxy contest expenses had a significant negative impact on the year to date earnings of approximately ($0.21) per diluted share. No further expenses relating to the proxy contest were incurred during the third quarter of 2015 and no further expenses are anticipated.”

Mr. Leganza concluded, “As previously noted in an earlier news release, we were pleased that the Company recently paid its 300th consecutive quarterly dividend on September 15, 2015 marking the 75th year of uninterrupted quarterly dividends to our shareholders.  In addition, the Board of Directors in its goal to improve our governance policies, previously announced the termination of our 2008 Shareholder Rights Agreement which was a positive step towards modifying those governance policies. The Board is also carefully reviewing other governance practices including board classes and majority voting in an effort toward continuing to enhance the Company’s governance policies.”

About the Company

The Eastern Company is a 157-year-old manufacturer of industrial hardware, security products and metal castings.  It operates from 13 locations in the U.S., Canada, Mexico, Taiwan and China.  The diversity of the Company’s products helps it to respond to the changing requirements of a broad array of markets. More information on the Company can be found at www.easterncompany.com

Safe Harbor for Forward-Looking Statements
Statements in this document about the Company’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including those set forth in the Company’s reports and filings with the U.S. Securities and Exchange Commission. The Company is not obligated to update or revise any forward-looking statements as a result of developments occurring after the date of this document.

The Eastern Company
Leonard F. Leganza or John L. Sullivan III, 203-729-2255

Statement of Consolidated Income (unaudited)

THE EASTERN COMPANY (NASDAQ - EML)

	THREE Months Ended		NINE Months Ended

	13 wks	13 wks	39 wks	39 wks
	Oct. 3, 2015	Sept. 27, 2014	Oct. 3, 2015	Sept. 27, 2014
Net Sales	$36,239,500	$ 35,803,405	$110,154,039	$106,432,304

Net Income After Tax	$ 2,527,722	$ 2,431,817	$ 3,986,267	$ 5,628,205

Net Income Per Share:
Basic	$ 0.41	$ 0.39	$ 0.64	$ 0.90
Diluted	$ 0.41	$ 0.39	$ 0.64	$ 0.90

Weighted average
shares outstandings:
Basic	6,245,099	6,223,140	6,244,534	6,222,678
Diluted	6,245,099	6,240,396	6,244,534	6,239,805